Filed Pursuant to
                                                                 Rule 424(b)(3)
                                                      Registration No. 333-37403

                                 (Synovus Logo)


                                   PROSPECTUS

Synovus Dividend Reinvestment and Direct Stock Purchase Plan Overview

This Prospectus describes the Synovus Dividend Reinvestment and Direct Stock Purchase Plan. The Plan promotes long-term ownership in Synovus Financial Corp. by offering:

     * A simple, cost-effective method for purchasing shares of Synovus stock directly from Synovus;

     * A way to increase your holdings in Synovus by reinvesting your cash dividends; and

     * The opportunity to purchase additional shares by making optional cash investments.

You do not have to be a current shareholder of Synovus to participate in the Plan. You can purchase your first shares of Synovus stock through the Plan by making an initial investment of $250 or more, which includes an enrollment fee of $15.

If you hold less than 100 shares of Synovus stock in registered name, meaning in your own name rather than through a broker, you will be automatically enrolled in the Plan. All cash dividends will be reinvested in additional shares of Synovus stock unless you affirmatively elect to receive cash dividends.

Synovus Financial Corp.

Synovus (NYSE: "SNV") is a diverse financial services holding company based in Columbus, Georgia which is registered as a bank holding company. Synovus provides integrated financial services from banking to insurance, through affiliate banks and other Synovus offices throughout the southeastern U.S. as well as electronic payment processing through our 81.1% ownership of Total System Services, Inc. (NYSE: "TSS").

Synovus operates two distinct lines of business. Financial Services and Payment Processing. Within these two lines of business, we offer a variety of products and services. On the Financial Services side, we offer five key services: banking services, financial management services, mortgage services, insurance services and leasing services to consumers and businesses through our network of autonomous affiliate banks. On the Payment Processing side, we provide everything from card portfolio management to e-business services through TSYS, one of the world's largest electronic payment processors of data transactions and payments for domestic and international issuers of consumer credit, debit, commercial, stored value, chip and retail cards. Our principal executive offices are located at One Arsenal Place, 901 Front Avenue, Suite 301, Columbus, Georgia 31901 and our telephone number is (706) 649-5220.
_______________________________________________________________________________
The Synovus stock offered under the Plan is not guaranteed or insured by any bank or government agency.
________________________________________________________________________________

Neither the Securities and Exchange Commission nor any state securities regulators have determined if this Prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

Summary of the Plan

-> ENROLLMENT:

      * Interested investors who are not already shareholders can purchase shares through the Plan by submitting a completed Enrollment Form and making an initial investment of at least $250, which includes a one-time enrollment fee of $15.

      * Shareholders with shares held in a brokerage account may participate by registering some or all of their shares directly with Synovus and submitting a completed Enrollment Form. There is no fee for existing shareholders to join the Plan.

      * All registered shareholders who own less than 100 shares of Synovus stock will be automatically enrolled in the Plan and will have all cash dividends reinvested in additional shares of stock. However, you may elect to receive only cash dividends in lieu of having all dividends automatically reinvested under the Plan. Accordingly, if you desire to receive only cash dividends you should promptly submit a completed Enrollment Form, with the election made to receive only cash dividends. If you hold less than 100 shares of Synovus stock, you will receive annual statements providing detail of each quarterly dividend reinvestment as well as any other transactions during the year. Once you become automatically enrolled in the Plan, you may elect at any time to receive only cash dividends by submitting a new Enrollment Form. If you elect to receive cash dividends, you will receive the dividends, as declared, in the usual manner.

      * Existing registered shareholders who own 100 shares or more of Synovus stock can participate by submitting a completed Enrollment Form. There is no fee for existing shareholders to join the Plan.

      * The Enrollment Form may be submitted in hard copy or you can enroll online through Investor ServiceDirect(R) at www.melloninvestor.com.

-> REINVESTMENT OF DIVIDENDS: You can reinvest all or, if you own 100 shares or more of Synovus stock, a portion of your cash dividends toward the purchase of additional shares of Synovus stock without paying trading fees. Full investment of your dividends is possible because Synovus will credit your account with both whole and fractional shares. Synovus pays dividends on both whole shares and fractional shares.

-> OPTIONAL CASH INVESTMENTS: After you are enrolled in the Plan, you can buy additional shares of Synovus stock for fees that are typically lower than those charged by stock brokers. You can invest a minimum of $50 at any one time, up to $250,000 in the aggregate per calendar year. You can pay by check or have your payment automatically withdrawn from your bank account as an individual or ongoing monthly debit. Full investment of your cash contribution is possible because Synovus will credit your account with both whole and fractional shares. Synovus pays dividends on both whole shares and fractional shares.

-> SAFEKEEPING OF CERTIFICATES: You can deposit your Synovus stock certificates with Synovus Shareholder Services for safekeeping at no cost to you. A certificate for the shares held in safekeeping will be sent to you, free of charge, upon request.

-> SELL SHARES CONVENIENTLY: If you choose to sell the Synovus stock held in your Plan account, you will pay fees lower than those typically charged by stockbrokers.

-> GIFTS OR TRANSFERS OF SHARES: You can give or transfer your Synovus shares to others through the Plan at no charge.

-> TRACKING YOUR INVESTMENT: You will receive a Plan statement or a notification after each transaction. Statements provide the details of the transaction and show the share balance in your Plan account. You will also have access to your account online over the Internet. You can verify your account balance, change your dividend election, conduct purchase or sale transactions or request a statement at any time through Investor ServiceDirect at www.melloninvestor.com.

Administrator of the Plan

Synovus has designated Mellon Bank, N.A. to administer the Plan and act as Agent for the participants. Mellon Bank, N.A. has designated its affiliates, Mellon Investor Services and FutureShare Financial LLC, and other agents to perform certain services for the Plan. These companies will purchase and hold shares of stock for Plan participants, keep records, send statements and perform other duties required by the Plan.

The Administrator may be contacted at Synovus Shareholder Services as detailed below.

Inquiries: Synovus Shareholder Services

For information about the Synovus Dividend Reinvestment and Direct Stock Purchase Plan:

                                    Internet
                                    --------

You can obtain information about your Synovus account online via Investor ServiceDirect. To gain access, you will need a password which you may establish when you first log on. If you have forgotten your password, call 1-877-987-7778 to have it reset.

To access Investor ServiceDirect please visit the Mellon Investor Services web site at:

                             www.melloninvestor.com

                                    Telephone
                                    ---------

Synovus Shareholder Services may be contacted at the following toll-free number within the United States and Canada:

                                 1-800-503-8903

An automated voice response system is available 24 hours a day, 7 days a week. Customer Service Representatives are available from 9:00 a.m. to 7:00 p.m., Eastern Time, Monday through Friday (except holidays).

                                   In Writing
                                   ----------

You may also write Synovus Shareholder Services at the following address:

Synovus Shareholder Services
c/o Mellon Investor Services
P.O. Box 3338
South Hackensack, N.J.  07606-1938

Be sure to include your name, address, daytime phone number and a reference to Synovus on all correspondence.

Commonly Asked Questions

Am I eligible to join the Plan?

You are eligible to participate in the Plan if you meet the requirements outlined below. If you live outside the U.S., you should first determine if there are any governmental regulations that would prohibit your participation in the Plan.

-> If you do not currently own any Synovus stock, you can join the Plan by making an initial investment of at least $250, but not more than $250,000. You can get started in the Plan by returning a completed Enrollment Form to Synovus Shareholder Services along with your check or money order payable to Synovus Financial Corp./Mellon Bank, N.A. or by enrolling online through Investor ServiceDirect. Investor ServiceDirect can be accessed from the Synovus web site, www.synovus.com, at the Direct Stock Purchase Plan section found under Investor Relations or accessed from our Administrator's web site at www.melloninvestor.com. Your initial investment can be made through Investor ServiceDirect by authorizing a one-time automatic deduction or by authorizing the automatic monthly investment feature and initiating your investment with only $50 and a commitment for at least five sequential monthly purchases. A $15 enrollment fee will be deducted from your initial investment. The Administrator will arrange for the purchase of shares for your account but will not pay interest on amounts held pending investment. Please allow two weeks for your account to be established, initial shares to be purchased and a statement mailed to you.

-> If your shares are held in a brokerage, bank or other intermediary account, and you wish to participate directly in the Plan, you should instruct your broker, bank, or trustee to register some or all of your Synovus shares directly in your name. You can then join the Plan by returning a completed Enrollment Form to Synovus Shareholder Services or by enrolling online through Investor ServiceDirect.

-> If you already own 100 shares or more of Synovus stock and the shares are registered in your name, you may join the Plan by returning a completed Enrollment Form to Synovus Shareholder Services or by enrolling online through Investor ServiceDirect.

-> If you hold less than 100 shares of Synovus stock in registered name, you will be automatically enrolled in the Plan unless you affirmatively elect to receive cash dividends.

How do I enroll?

Complete and sign the Enrollment Form included with this Prospectus and mail it to the address shown on the form or enroll online through Investor ServiceDirect. Investor ServiceDirect can be accessed from the Synovus web site, www.synovus.com, at the Direct Stock Purchase Plan section found under Investor Relations or accessed from our Administrator's web site at www.melloninvestor.com.

Will I receive dividends?

The Synovus Board of Directors may declare a dividend for distribution under the guidelines of the Synovus Dividend Policy and Georgia law. Payment of dividends is a business decision made by our Board of Directors based primarily upon the results of operations, financial condition and capital requirements of Synovus. In accordance with this, Synovus has historically paid dividends to its shareholders.

Can I have my cash dividends electronically deposited into my bank or other financial account?

You can have your cash dividends deposited directly into your bank account instead of receiving a check by mail. Just complete the appropriate sections of the Enrollment Form and submit the form to Synovus Shareholder Services in hard copy or online through Investor ServiceDirect. Direct deposit authorization requests will be processed as soon as possible after they are received. You can change your designated bank account for direct deposit or discontinue this feature by notifying Synovus Shareholder Services.

Can I reinvest some or all of my dividends in Synovus stock?

If you hold less than 100 shares of Synovus stock, you will have all cash dividends reinvested in additional shares of stock without paying trading fees and will have no right to have dividends paid in cash unless you affirmatively elect to receive cash dividends. If you own 100 shares or more of Synovus stock, you can choose to reinvest all or a portion of the cash dividends paid on your shares held in the Plan without paying trading fees. You can make this election when you enroll in the Plan or at a later date. You can make or change your dividend reinvestment election at any time by notifying Synovus Shareholder Services. For a particular dividend to be reinvested, your notification must be received prior to the record date for that dividend. (The record date is normally approximately 12 days prior to the payment date.)

If you own 100 shares or more of Synovus stock and you elect to reinvest your dividends, you must choose one of the following options when completing the Dividend Reinvestment section of the Enrollment Form.

                           Full Dividend Reinvestment
                           --------------------------

Purchase additional shares by reinvesting all of your cash dividends.

                          Partial Dividend Reinvestment
                          -----------------------------

If you choose to reinvest less than all of your dividends, you will receive a cash dividend payment based on the number of full shares you specify and reinvest the dividends on all remaining shares. This option allows you to receive a fixed amount of cash each quarter (assuming the dividend stays the same).

If you choose partial dividend reinvestment, you can have the remaining cash portion of your dividend deposited directly into your bank account instead of receiving a check by mail. Just complete the appropriate section of the Enrollment Form or notify Synovus Shareholder Services. Direct deposit authorization requests will be processed as soon as possible after they are received. You can change your designated bank account for direct deposit or discontinue this feature by notifying Synovus Shareholder Services.

Can I discontinue reinvesting my dividends?

You may discontinue the reinvestment of your dividends at any time by giving notice to Synovus Shareholder Services. To be effective for a given dividend payment, your notification must be received prior to the record date for that dividend. Synovus Shareholder Services will continue to hold your shares unless you request a certificate for any full shares and a check for any fractional share. You may also request the sale of all or part of your shares or have Synovus Shareholder Services electronically transfer your shares to your brokerage account.

Can I make additional cash investments when I want to?

You can purchase additional shares of Synovus stock by using the Plan's optional cash investment feature. You must invest at least $50 each time and cannot invest more than $250,000 in a calendar year. Interest will not be paid on amounts held pending investment. Trading fees of $.06 per share will be deducted except when Synovus issues new shares.

-> Check or Money Order:

You may make optional cash investments by sending a check or money order payable to Synovus Financial Corp./Mellon Bank, N.A. Do not send cash. To facilitate processing of your investment, please use the transaction stub located on the bottom of your statement and mail your investment and transaction stub to the address specified on the statement. You may not sell or withdraw shares purchased by check for a period of 14 days from the receipt of the check. A $35 fee will be assessed for a check that is returned for insufficient funds. The Administrator will deduct a processing fee of $2.50 per check.

-> Automatic Withdrawal from your Bank Account:

You may authorize an individual automatic deduction from your bank account through Investor ServiceDirect for each purchase. Funds will be deducted from your bank account upon authorization. Alternatively, you may choose to make regular monthly purchases by authorizing automatic monthly withdrawals from your bank account. This feature enables you to make ongoing investments without writing a check. Funds will be deducted from your account on the 15th day of each month. If this date falls on a bank holiday or weekend, funds will be deducted on the next business day. Please allow four to six weeks for the first automatic monthly withdrawal to be initiated. You must notify Synovus Shareholder Services in writing or via Investor ServiceDirect to change or terminate automatic withdrawal. A $35 fee will be assessed if your account has insufficient funds available for withdrawal. The Administrator will deduct a processing fee of $1.00 per individual automatic investment. No processing fee is charged for automatic monthly deductions.

How are shares purchased?

The Administrator will make arrangements to use initial and optional cash investments to purchase Synovus shares as promptly as practical, but at least once every five business days. The Administrator will use reinvested dividends to purchase shares on a quarterly basis. Purchases may be made over a number of days to meet the requirements of the Plan.

->Source and Pricing of Shares:

      Source of shares: Stock needed to meet the requirements of the Plan will either be purchased in the open market or issued directly by Synovus from authorized but unissued shares or treasury shares.

      Shares purchased in the open market: If the shares are purchased in the open market, your price per share will be the weighted average price of shares purchased to satisfy Plan requirements after the deduction of any applicable trading and service fees. All fractional shares are calculated to four decimals and are credited to your account.

      Shares purchased from Synovus: If the shares are purchased from Synovus, your price per share for initial and optional cash investments will be the average of the daily high and low sale prices quoted on the New York Stock Exchange (NYSE) Composite Transactions listing for the day the shares are purchased. For quarterly reinvestment of dividends, your price per share will be the average of the daily high and low sale prices quoted on the NYSE Composite Transactions listing for the three day period surrounding the dividend payment date. If there is no trading of Synovus stock on the NYSE for a substantial period of time during the pricing period, then Synovus will determine the price per share on the basis of such market quotations as it considers appropriate.

->Timing and Control:

Because the Administrator will arrange for the purchase of shares on behalf of the Plan, neither Synovus nor any participant in the Plan has the authority or power to control either the timing or pricing of shares purchased or the selection of the broker making the purchases. Therefore, you will not be able to precisely time your purchases through the Plan, and will bear the market risk associated with fluctuations in the price of Synovus' stock. That is, if you send in an initial or optional cash investment, it is possible that the market price of Synovus stock could go up or down before the broker purchases stock with your funds. In addition, you will not earn interest on initial or optional cash investments for the period before the shares are purchased.

How are my Plan shares held?

Shares of Synovus stock that you buy under the Plan will be maintained in your Plan account in book entry form. You will receive a periodic Plan statement detailing the status of your holdings.

Any Synovus shareholder may use the Plan's "safekeeping" service to deposit their Synovus stock certificates at no cost. Safekeeping is beneficial because you no longer bear the risk and cost associated with the loss, theft, or destruction of stock certificates. With safekeeping, you have the option of receiving cash dividends, reinvesting your dividends or taking advantage of the sale of shares feature of the Plan. Certificates will be issued upon request to Synovus Shareholder Services.

To use the safekeeping service, send your certificates to Synovus Shareholder Services by registered mail with written instructions to deposit them in safekeeping. Do not endorse the certificates or complete the assignment section.

Can I obtain a stock certificate if I want one?

You can certificate all or some of the book-entry shares in your Plan account by notifying Synovus Shareholder Services.

Certificates will be issued for whole shares only. In the event your request involves a fractional share, a check for the value of the fractional share (less any applicable fees) will be mailed to you. The Administrator will mail a certificate to you within two business days of the receipt of your request.

Certificates will be issued in the name(s) in which the account is registered, unless otherwise instructed. If the certificate is to be issued in a name other than your Plan account registration, you will be required to do a transfer of ownership before the certificate can be issued. The signature on the transfer instructions must be guaranteed by a financial institution participating in the Medallion Guarantee Program, as discussed under "What should I do if I want to transfer my Plan shares?" below.

How can I sell my shares?

You can sell any number of shares held in your Plan account by notifying Synovus Shareholder Services. The Administrator will make arrangements to sell Synovus stock as promptly as practicable. Requests for sales of Plan shares are generally processed daily. If a request to sell Plan shares is received before 1:00 p.m. Eastern Time, the sale request will, subject to market conditions and other factors, generally be processed that afternoon. Sale requests received after 1:00 p.m. Eastern Time will, subject to market conditions and other factors, generally be processed the next business day. The sale price will be the weighted average price of all shares sold for Plan participants during that period. You will receive the proceeds of the sale less a $15 sales transaction fee, a $0.12 per share trading fee, and any required tax withholdings.

You can choose to sell your shares through a stockbroker of your choice by requesting a certificate for your shares from Synovus Shareholder Services and delivering it to your broker. If you wish to transfer shares electronically to your brokerage account, please contact Synovus Shareholder Services.

Please note that if your total registered holdings fall below one share, the Administrator may liquidate the fractional share, remit the proceeds to you, less any applicable fees, and close your Plan account.

->Timing and Control:

Because the Administrator will sell the shares on behalf of the Plan, neither Synovus nor any participant in the Plan has the authority or power to control the timing or pricing of shares sold or the selection of the broker making the sales. Therefore, you will not be able to precisely time your sales through the Plan, and will bear the market risk associated with fluctuation in the price of Synovus' stock. That is, if you send in a request to sell shares, it is possible that the market price of Synovus stock could go down or up before the stock is sold. In addition, you will not earn interest on a sales transaction.

What should I do if I want to transfer my Plan shares?

You can transfer Synovus shares to anyone you choose. You must transfer a whole number of shares unless you transfer your entire account. You may transfer shares to new or existing shareholders. In order to transfer the ownership of all or part of the whole shares of Synovus stock held in your Plan account, you must mail Synovus Shareholder Services instructions along with a properly signed stock power. The stock power form can be obtained from Synovus Shareholder Services, a bank or a stockbroker. You must have your signature guaranteed by a financial institution participating in the Medallion Guarantee program. The Medallion Guarantee program ensures that the individual signing the certificate is in fact the registered owner as it appears on the stock certificate or stock power. Synovus Shareholder Services will automatically place such new accounts in full dividend reinvestment status. The recipients of gifts or transfers, at their discretion, may then elect another option. Synovus Shareholder Services will send recipients of gifts or transfers a notice of such transfer.

How can I track my investments?

If you hold 100 or more shares of Synovus stock and participate in dividend reinvestment, Synovus Shareholder Services will mail you a quarterly statement showing all transactions (shares purchased, amounts invested, purchase prices) for your account including year-to-date share balance and other account information. If you hold less than 100 shares of Synovus stock, Synovus Shareholder Services will mail you an annual statement providing detail of each quarterly dividend reinvestment as well as any other transactions during the year. Supplemental statements or notices will be sent when you make an initial or optional cash investment, or a safekeeping deposit, transfer or withdrawal of shares. You may also view your Plan account and order duplicate statements through Investor ServiceDirect at www.melloninvestor.com.

If you do not participate in dividend reinvestment, Synovus Shareholder Services will mail you a statement or notice confirming any transactions you make. If you continue to be enrolled in the Plan, but have no transactions, Synovus Shareholder Services will provide information regarding your holdings on your quarterly dividend check stub or, if you participate in direct deposit of your dividend, on your deposit advice stub.

Please retain your statements to establish the cost basis of shares purchased under the Plan for income tax and other purposes.

You should notify Synovus Shareholder Services promptly of any change in address since all notices, statements and reports will be mailed to your address of record.

Plan Service Fees

Enrollment Fee For New Investors..................$15.00 per account enrollment
Purchase Of Shares...................................Trading fee $.06 per share
Sale Of Shares (partial or full):
  Transaction Fee.................................. $15.00 per sale transaction
  Trading Fee....................................................$.12 per share
Reinvestment Of Dividends.............................................No Charge
Optional Cash Investments:
  Via Check................................................$2.50 per investment
  Via Individual Electronic Investment.....................$1.00 per investment
  Via Monthly Automatic Investment....................................No Charge
  Trading Fee....................................................$.06 per share
Gift Or Transfer Of Shares............................................No Charge
Safekeeping Of Stock Certificates.................................... No Charge
Certificate Issuance..................................................No Charge
Returned Checks Or Rejected
  Automatic Deductions............................$35.00 per check or deduction
Duplicate Statements:
  Current year........................................................No Charge
  Prior year(s).....................................$20.00 flat fee per request

The Administrator will deduct the applicable fees from either the investments or proceeds from a sale. All fees set forth above are subject to change following appropriate notice to Plan participants.

U.S. Federal Income Tax Information

Cash dividends reinvested under the Plan will be taxable as having been received by you even though you have not actually received them in cash. You will receive an annual statement from the Administrator indicating the amount of reinvested dividends reported to the U.S. Internal Revenue Service as dividend income.

You will not realize gain or loss for U.S. Federal income tax purposes upon the transfer of shares to the Plan or the withdrawal of whole shares from the Plan. You will, however, generally realize gain or loss upon the sale of shares (including the receipt of cash for fractional shares) held in the Plan.

Plan participants who are non-resident aliens or non-U.S. corporations, partnerships or other entities generally are subject to a withholding tax on dividends paid on shares held in the Plan. The Administrator is required to withhold from dividends the appropriate amount determined in accordance with U.S. Treasury regulations. An applicable withholding tax may be determined by treaty between the U.S. and the country in which such participant resides. Accordingly, the amount of any dividends, net of the applicable withholding tax, will be credited to participant Plan accounts for the investment in additional stock.

The above summary is not a comprehensive summary of all of the tax considerations that may be relevant to a participant in the Plan. Therefore, you are urged to consult your tax advisor regarding the consequences of participation in the Plan.

You should rely only on the information incorporated by reference or provided in this Prospectus or in any Prospectus supplement. Synovus has authorized no one to provide you with different information. Synovus is not making an offer to sell stock in any state or country where the offer is not permitted. You should not assume that the information in this Prospectus or in any Prospectus supplement is accurate as of any date other than the date on the front of the document.

Miscellaneous

Available Information/Incorporation of Documents by Reference

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549, 233 Broadway, New York, New York 10279 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's web site at www.sec.gov. Reports, proxy statements and other information should also be available for inspection at the offices of the New York Stock Exchange.

The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Prospectus, and information that we file later with the SEC will automatically update and supersede information in this Prospectus and in our other filings with the SEC. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the termination of this offering:

     *    Annual Report on Form 10-K for the year ended December 31, 2001;

     * Quarterly reports on Form 10-Q for the Quarters ended March 31, 2002 and June 30, 2002;

     * Current reports on Form 8-K dated January 16, 2002, April 15, 2002, July 12, 2002, July 17, 2002 and August 7, 2002;

     * The description of Synovus common stock contained in Synovus' Registration Statement on Form 8-A filed with the SEC on August 21, 1989; and

     * The description of the shareholder rights plan of Synovus contained in Synovus' Registration Statement on Form 8-A filed with the SEC on April 28, 1999.

You may request a copy of any of these filings (including exhibits we have specifically incorporated by reference in these filings), at no cost, by writing or telephoning us at the following address:

                         Director of Investor Relations
                         Synovus Financial Corp.
                         901 Front Avenue, Suite 201
                         Columbus, Georgia 31901
                         (706) 649-5220

Forward-Looking Statements

The Prospectus contains forward-looking statements. We may also make forward-looking statements in reports filed with the SEC that we incorporate by reference in this Prospectus. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements include statements preceded by, followed by or that include the words "believes," "expects," "anticipates," "plans," "estimates" or similar expressions. These statements are based on beliefs and assumptions of our management, and on information currently available to our management.

Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Our future results may differ materially from those in the forward-looking statements contained in this Prospectus and in the information incorporated in this document. We caution you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Many of these factors are beyond our ability to control or predict. These factors include, but are not limited to, the following:

     *    interest rate, market and monetary fluctuations;

     * competitive pressures arising from aggressive competition from other lenders;

     * the current strength of the U.S. economy and the strength of the local economies in which we conduct operations;

     * the effects of and changes in trade, monetary and fiscal policies, including interest rate policies of the Board of Governors of the Federal Reserve System;

     * the timely development and acceptance of new products and services and perceived overall value of these products and services by customers;

     * the effect of changes in laws and regulations, including laws and regulations concerning taxes, banking, securities and insurance, applicable to us;

     * the effect of changes in accounting policies and practices by regulatory agencies, the Financial Accounting Standards Board or other authoritative bodies;

     *    a deterioration in credit quality or a reduced demand for credit;

     * the occurrence of catastrophic events that could impact us or TSYS or our major customers' operating facilities, communication systems and technology or that has a material negative impact on current economic conditions or levels of consumer spending; and

     *    our success at managing the risks involved in the foregoing.

We believe these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

Stock Splits, Stock Dividends and Other Distributions

In the event dividends are paid in Synovus stock, or if Synovus stock is distributed in connection with any stock split or similar transaction, each account will be adjusted to reflect the receipt of the common stock so paid or distributed.

Voting of Proxies

Synovus will send you proxy materials including a proxy card representing both the shares for which you hold certificates and the shares, full and fractional, in your Plan account. Your shares will be voted in accordance with your instructions. If you do not vote or if you return your proxy card unsigned none of your shares will be voted.

Responsibility of Administrator and Synovus

Neither Synovus nor the Administrator will be liable for any act they do in good faith or for any good faith omission to act. This includes, without limitation, any claims of liability for:

      * failure to terminate your account upon your death prior to receiving written notice of such death; or

      * purchases or sales prices reflected in your Plan account or the dates of purchases or sales of your Plan shares; or

      * any fluctuation in the market value after purchase or sale of shares.

The payment of dividends is at the discretion of Synovus' Board of Directors and will depend upon future earnings, the financial condition of Synovus and other factors. The Board may change the amount and timing of dividends at any time without notice.

Neither Synovus nor the Administrator can assure you a profit or protect you against a loss on the shares you purchase under the Plan.

Legal Matters

Kathleen Moates, Senior Deputy General Counsel of Synovus, gave her opinion regarding the validity of the stock covered by this Prospectus. Ms. Moates owns Synovus stock and is eligible to participate in the Plan.

Plan Modification or Termination

Synovus reserves the right to suspend, modify or terminate the Plan at any time. You will receive notice of any such suspension, modification or termination. Synovus and the Administrator also reserve the right to change any administrative procedures of the Plan.

Change of Eligibility or Termination

Synovus reserves the right to deny, suspend or terminate participation by a shareholder who is using the Plan for purposes inconsistent with the intended purpose of the Plan. In such event, Synovus Shareholder Services will notify the shareholder in writing and will continue to safekeep their shares but will no longer accept optional cash investments or reinvest their dividends. Synovus Shareholder Services will also issue a certificate upon request.

Foreign Participation

If you live outside of the U.S., you should first determine if there are any laws or governmental regulations that would prohibit your participation in the Plan. Synovus reserves the right to terminate participation of any shareholder if it deems it advisable under any foreign laws or regulations.

Independent Public Accountants

The consolidated financial statements of Synovus Financial Corp. and subsidiaries as of December 31, 2001 and 2000 and for each of the years in the three-year period ended December 31, 2001 incorporated herein by reference to Synovus' Annual Report on Form 10-K for the year ended December 31, 2001 have been so incorporated in reliance on the report of KPMG LLP, independent accountants, incorporated by reference herein and upon the authority of such firm as experts in accounting and auditing. The audit report covering the December 31, 2001 consolidated financial statements refers to a change in the method of accounting for derivative instruments and hedging activities.

No dealer, salesman or any other person is authorized           SYNOVUS
to give any information or to make any representations           (logo)
other than those contained or incorporated by reference in this Prospectus, and, if given or made such information or representation must not be relied upon as having been authorized by Synovus. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of these securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the financial condition and affairs of Synovus since the date of this Prospectus.

               Table of Contents
                                                   Page

Synovus Dividend Reinvestment and Direct
    Stock Purchase Plan Overview....................1
Synovus Financial Corp..............................1
Summary of the Plan.................................2
Administrator of the Plan...........................3  Dividend Reinvestment and
Inquiries: Synovus Shareholder Services.............3         Direct Stock
Commonly Asked Questions                                      Purchase Plan
 Am I eligible to join the Plan?....................4
 How do I enroll?...................................4
 Will I receive dividends?..........................4
 Can I have my cash dividends electronically
   deposited?.......................................5
 Can I reinvest some or all of my dividends in
   Synovus stock?...................................5
 Can I discontinue reinvesting my dividends?........5    --------------------
 Can I make additional cash investments                       PROSPECTUS
    when I want to?.................................6    --------------------
 How are shares purchased?..........................6
 How are my Plan shares held?.......................7
 Can I obtain a stock certificate if I want one?....7
 How can I sell my shares?..........................8
 What should I do if I want to transfer my
    Plan shares?....................................8
 How can I track my investments?....................8
Plan Service Fees...................................9
U.S. Federal Income Tax Information................10
Miscellaneous:
  Available Information/Incorporation of
     Documents by Reference........................10
  Forward-Looking Statements.......................11
  Stock Splits, Stock Dividends and Other
     Distributions.................................12      September 30, 2002
  Voting of Proxies................................12
  Responsibility of Administrator and Synovus......12
  Legal Matters....................................13
  Plan Modification or Termination.................13
  Change of Eligibility or Termination.............13
  Foreign Participation............................13
  Independent Public Accountants...................13